As filed with the Securities and Exchange Commission on June 6, 2023
Registration No. 333-269867
333-263367
333-253269
333-236709
333-229879
333-227635

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

Post-Effective Amendment No. 1 to Registration Statement No. 333-269867
Post-Effective Amendment No. 1 to Registration Statement No. 333-263367
Post-Effective Amendment No. 1 to Registration Statement No. 333-253269
Post-Effective Amendment No. 1 to Registration Statement No. 333-236709
Post-Effective Amendment No. 1 to Registration Statement No. 333-229879
Post-Effective Amendment No. 1 to Registration Statement No. 333-227635

UNDER
THE SECURITIES ACT OF 1933

MOMENTIVE GLOBAL INC.
(Exact name of registrant as specified in its charter)

Delaware	80-0765058
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Curiosity Way
San Mateo, California 94403
(Address of principal executive offices, including zip code)

2011 Equity Incentive Plan
2018 Equity Incentive Plan
2018 Employee Stock Purchase Plan, as amended
(Full title of the plans)

Eric Johnson
Chief Executive Officer
Momentive Global Inc.
One Curiosity Way
San Mateo, California 94403

(650) 543-8400
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Katharine A. Martin, Esq.	Lora D. Blum, Esq.
Lisa L. Stimmell, Esq.	Michelle K. Leung, Esq.
Wilson Sonsini Goodrich & Rosati, P.C.	Momentive Global Inc.
650 Page Mill Road	One Curiosity Way
Palo Alto, California 94304	San Mateo, California 94403
(650) 493-9300	(650) 543-8400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SHARES

These Post-Effective Amendments No. 1 to the Registration Statements (“Post-Effective Amendments”) filed by Momentive Global Inc., a Delaware corporation (the “Company”), remove from registration all shares of common stock of the Company, par value $0.00001 per share (the “Common Stock”), that remain unsold under the following registration statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “SEC”):

•
Registration Statement on Form S-8 (No. 333-269867), which was filed with the SEC on February 17, 2023, pertaining to the registration of (i) 7,485,541 shares of Common Stock reserved for issuance pursuant to future awards under the Company’s 2018 Equity Incentive Plan (the “2018 Plan”), and (ii) 1,497,108 shares of Common Stock reserved for issuance pursuant to future awards under the Company’s 2018 Employee Stock Purchase Plan, as amended (the “2018 ESPP”).

•
Registration Statement on Form S-8 (No. 333-263367), which was filed with the SEC on March 8, 2022, pertaining to the registration of (i) 7,519,926 shares of Common Stock reserved for issuance pursuant to future awards under the 2018 Plan, and (ii) 1,503,985 shares of Common Stock reserved for issuance pursuant to future awards under the 2018 ESPP.

•
Registration Statement on Form S-8 (No. 333-253269), which was filed with the SEC on February 18, 2021, pertaining to the registration of (i) 7,191,021 shares of Common Stock reserved for issuance pursuant to future awards under the 2018 Plan, and (ii) 1,438,204 shares of Common Stock reserved for issuance pursuant to future awards under the 2018 ESPP.

•
Registration Statement on Form S-8 (No. 333-236709), which was filed with the SEC on February 27, 2020, pertaining to the registration of (i) 6,802,705 shares of Common Stock reserved for issuance pursuant to future awards under the 2018 Plan, and (ii) 1,360,541 shares of Common Stock reserved for issuance pursuant to future awards under the 2018 ESPP.

•
Registration Statement on Form S-8 (No. 333-229879), which was filed with the SEC on February 26, 2019, pertaining to the registration of (i) 6,290,894 shares of Common Stock reserved for issuance pursuant to future awards under the 2018 Plan, and (ii) 1,258,178 shares of Common Stock reserved for issuance pursuant to future awards under the 2018 ESPP.

•
Registration Statement on Form S-8 (No. 333-227635), which was filed with the SEC on October 1, 2018, pertaining to the registration of (i) 11,646,632 shares of Common Stock reserved for issuance pursuant to future awards under the 2018 Plan, (ii) 187,453 shares of Common Stock reserved for issuance pursuant to stock option awards outstanding under the 2018 Plan as of the date of such registration statement, (iii) 2,673,444 shares of Common Stock reserved for issuance pursuant to future awards under the 2018 ESPP, (iv) 18,402,564 shares of Common Stock reserved for issuance pursuant to stock option awards outstanding under the Company’s 2011 Equity Incentive Plan (the “2011 Plan”) as of the date of such registration statement, and (v) 7,501,284 shares of Common Stock reserved for issuance pursuant to restricted stock unit awards outstanding under the 2011 Plan as of the date of such registration statement.

On March 13, 2023, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Mercury Bidco LLC (“Parent”) and Mercury Merger Sub, Inc. (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation of the Merger and a wholly owned subsidiary of Parent (the “Surviving Corporation”). Parent and Merger Sub were formed by an investor consortium led by STG Partners, LLC.

On May 31, 2023, upon the terms set forth in the Merger Agreement, the Merger became effective. At the effective time of the Merger (the “Effective Time”):

•
each share of Common Stock outstanding immediately prior to the Effective Time (subject to certain exceptions, including shares of Common Stock owned by stockholders of the Company who have properly exercised appraisal rights in accordance with Delaware law) automatically converted into the right to receive $9.46 in cash (the “Per Share Price”), without interest and subject to applicable withholding taxes.

•
each outstanding restricted stock unit of the Company (a “Company RSU”) that was vested at the Effective Time (but not yet settled) or that vested as a result of the consummation of transactions contemplated by the Merger Agreement was cancelled and converted solely into the right to receive an amount in cash (without interest) equal to (1) the total number of shares of Common Stock subject to such vested Company RSU immediately prior to the Effective Time, multiplied by (2) the Per Share Price, less applicable Taxes required to be withheld with respect to such payment.

•
each outstanding Company RSU that was not vested at the Effective Time was cancelled and converted solely into the contingent right to receive a cash award equal to (1) the total number of shares of Common Stock subject to such unvested Company RSU immediately prior to the Effective Time, multiplied by (2) the Per Share Price, less applicable Taxes required to be withheld with respect to such payment, which resulting payment will be subject to the same vesting terms and conditions as applied to such unvested Company RSU immediately prior to the Effective Time, with payment forfeited to the extent vesting is not satisfied.

•
each outstanding share of restricted stock of the Company (“Company Restricted Stock”), excluding shares of Company Restricted Stock that vested immediately prior to or as of the Effective Time including as a result of the consummation of the transactions contemplated by the Merger Agreement, was cancelled and converted into the contingent right to receive a cash award equal to (1) the total number of shares of Common Stock subject to such outstanding Company Restricted Stock award immediately prior to the Effective Time (as determined in accordance with the applicable award agreement), multiplied by (2) the Per Share Price, less applicable Taxes required to be withheld with respect to such payment, which resulting payment will be subject to the same vesting terms and conditions as applied to such Company Restricted Stock award immediately prior to the Effective Time, with payment forfeited to the extent vesting is not satisfied.

•
each of the Company’s outstanding options to purchase shares of Common Stock that was vested at the Effective Time was cancelled and converted into the right to receive (without interest) an amount in cash equal to (1) the total number of shares of Common Stock subject to such vested option multiplied by (2) the excess, if any, of (a) the Per Share Price over (b) the exercise price per share of such vested option, less applicable Taxes required to be withheld with respect to such payment.

•
each of the Company’s outstanding options of the Company to purchase shares of Common Stock that was not vested at the Effective Time, was cancelled and converted into the contingent right to receive a cash award equal to (1) the total number of shares of Common Stock subject to such unvested option immediately prior to the Effective Time, multiplied by (2) the excess, if any, of (a) the Per Share Price over (b) the exercise price per share of such unvested option, less applicable Taxes required to be withheld with respect to such payment, which resulting payment will be subject to the same vesting terms and conditions as applied to such unvested options immediately prior to the Effective Time.

•
any of the Company’s options (whether vested or unvested) to purchase shares of Common Stock that has an exercise price per share that is greater than or equal to the Per Share Price was cancelled at the Effective Time for no consideration or payment.

In connection with the Merger, the Company is terminating all offers and sales of its securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements, and deregistering any of the securities which remain unsold under the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offerings, effective upon filing hereof, the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in San Mateo, California, on June 6, 2023.

Momentive Global Inc.

By:	/s/ Eric Johnson
Eric Johnson
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statements on Form S-8 has been signed by the following person in the capacity and on the date indicated.

Signatures	Capacity	Date

/s/ Joe Clancy	Director	June 6, 2023
Joe Clancy

/s/ J.T. Treadwell	Director	June 6, 2023
J.T. Treadwell

No other person is required to sign this Post-Effective Amendment to the Registration Statements on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933, as amended.